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                                                                     EXHIBIT 5.1

                                   LAW OFFICES
                                  MCAFEE & TAFT
                           A PROFESSIONAL CORPORATION
                        10TH FLOOR, TWO LEADERSHIP SQUARE
                               211 NORTH ROBINSON
                       OKLAHOMA CITY, OKLAHOMA 73102-7103
                                 (405) 235-9621
                               FAX (405) 235-0439
                            http://www.mcafeetaft.com



                                 April 25, 2001






Fleming Companies, Inc.
P. O. Box 299013
Lewisville, Texas  75029

                                         Re:  Resale of Common Stock by
                                              U.S. Transportation, LLC

Ladies and Gentlemen:

                Reference is made to your Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission today with respect to the sale by U.S. Transportation, LLC of 3,850,301 shares of common stock of Fleming Companies, Inc., $2.50 par value per share (the "Common Stock"). The Common Stock was issued pursuant to a Stock and Warrant Purchase Agreement by and between Fleming Companies, Inc., as Issuer, and U.S. Transportation, LLC, as Investor, dated as of February 6, 2001.

                We have examined such corporate records and made such other investigations as we deemed appropriate for the purposes of this opinion.

                Based upon the foregoing, we are of the opinion that the shares of Common Stock have been validly issued, fully paid and nonassessable.

                We hereby consent to the inclusion of this opinion as an exhibit to the above mentioned registration statement.


                                       Very truly yours,


                                       /s/ MCAFEE & TAFT,
                                       a Professional Corporation